Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Guiterrez, Dresner Corporate Services at (312) 782-7204

Corrections Corporation of America Announces
Second Quarter 2008 Financial Results
▪ Q2 Earnings Per Diluted Share Up 15.4%
▪ Updates Earnings Guidance for 2008; Now Expects Earnings Per Diluted
Share of $1.21 to $1.24 Compared with Previous Range of $1.21 to $1.28
NASHVILLE, Tenn. – August 7, 2008 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the three- and six-month periods ended June 30, 2008.
Financial Review
Second Quarter of 2008 Compared with Second Quarter of 2007
▪	Net income increased 15.0% to $37.5 million from $32.6 million

▪	Net income per diluted share increased 15.4% to $0.30 from $0.26

▪	EBITDA increased 14.0% to $96.7 million from $84.8 million

▪	Adjusted Free Cash Flow increased 33.0% to $56.4 million from $42.4 million

▪	1,706 expansion beds placed into service during the second quarter of 2008
Financial results for the second quarter of 2008 were positively impacted by an increase in average daily inmate populations facilitated by the placement of 6,750 new beds placed into service since the end of the first quarter 2007, combined with rate increases achieved since the second quarter of 2007. Financial results for the second quarter of 2008 included $2.9 million of start-up expenses incurred at our La Palma Correctional Center, compared with $1.9 million of start-up expenses incurred at our Saguaro Correctional Facility during the second quarter of 2007.
Management revenue from federal customers increased 4.5% to $156.7 million during the second quarter of 2008 from $150.0 million during the second quarter of 2007. The increase in federal revenue from the second quarter of 2007 resulted primarily from rate increases achieved since the second quarter of 2007 on certain federal management contracts.
Management revenue from state customers increased 18.4% to $203.3 million during the second quarter of 2008 from $171.7 million for the same period in 2007. The increase in state revenue from the prior year quarter resulted from a 9.9% increase in average daily inmate populations to 49,411 during the second quarter of 2008 from 44,963 during the prior year period, combined
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Second Quarter 2008 Financial Results

with per diem increases achieved since the second quarter of 2007. Higher inmate populations came primarily from the state of California as well as from the state of Arizona as result of a new management contract received in May of 2007. State revenue also increased from the state of Florida as a result of the expansions completed during the third quarter of 2007 at Gadsden Correctional Institution and Bay Correctional Facility.
Our total average daily compensated population increased 5.8% to 76,936 during the second quarter of 2008 from 72,715 during the second quarter of 2007. However, total portfolio occupancy decreased to 97.0% during the second quarter of 2008 from 99.0% during the second quarter of 2007 as a result of a 7.9% increase in the average number of beds available from the second quarter of 2007 due to placing over 4,800 new expansion beds into service since the end of the second quarter of 2007.
Adjusted Free Cash Flow increased 33.0% to $56.4 million during the second quarter of 2008 from $42.4 million generated during the same period in 2007. The increase in Adjusted Free Cash Flow was primarily attributable to an improvement in operating performance driven by new management contracts and a decrease in maintenance and technology capital expenditures.
Commenting on the financial results, Chairman and Chief Executive Officer John Ferguson stated, “We are very pleased with our second quarter financial results. Total revenue increased approximately 10% and earnings per share increased 15.4% as we benefited from the additional inmates we received from the state of California, which is now our fourth largest state customer.”
Ferguson continued, “We continue to effectively execute our development program as we have now placed over 7,200 beds into service during 2007 and through the first half of 2008. We also remain optimistic about our ongoing development efforts as we prepare to develop nearly 10,000 additional beds through the remainder of 2008 and throughout 2009.”
First Six Months of 2008 Compared with First Six Months of 2007
▪	Net income increased to $72.5 million from $65.2 million

▪	Net income per diluted share increased to $0.57 from $0.52

▪	EBITDA increased to $188.5 million from $169.3 million

▪	Adjusted Free Cash Flow increased to $129.1 million from $103.9 million

▪	2,555 expansion beds placed into service during the first half of 2008
The improvement in our financial results for the six months ended June 30, 2008 resulted essentially from an increase in the total number of compensated man-days as we continue to fill beds that have been added to our total portfolio, combined with new management contracts and an increase in per diems from several federal and state customers since the prior year six-month period.
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
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CCA Second Quarter 2008 Financial Results

Operations Highlights
For the quarters ended June 30, 2008 and 2007, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended June 30,
Metric	2008	2007	% Change
Average Available Beds	79,275	73,450	7.9%
Average Compensated Occupancy	97.0%	99.0%	-2.0%
Total Compensated Man-Days	7,001,172	6,617,046	5.8%
Average Daily Compensated Population	76,936	72,715	5.8%

Revenue per Compensated Man-Day	$56.69	$54.08	4.8%

Operating Expense per Compensated Man-Day:
Fixed	29.23	28.10	4.0%
Variable	10.23	10.25	-0.2%

Total	39.46	38.35	2.9%

Operating Margin per Compensated Man-Day	$17.23	$15.73	9.5%

Operating Margin	30.4%	29.1%	4.5%
Total revenue for the second quarter of 2008 increased 10.2% to $399.6 million from $362.8 million during the same period in 2007, as total compensated man-days increased to 7.0 million from 6.6 million, and as revenue per compensated man-day increased to $56.69 from $54.08. The increase in revenue from the prior year period was predominately due to higher inmate populations from the states of California and Arizona. As of June 30, 2008, we housed approximately 4,300 inmates from the state of California at five of our facilities.
Total operating expenses per compensated man-day increased 2.9% to $39.46 during the second quarter of 2008 compared with $38.35 during the same period in 2007. The 4.0% increase in fixed expenses per compensated man-day was primarily due to inflationary increases, and reflected operating inefficiencies at certain facilities where expansions have occurred but inmate populations have not yet reached stabilized occupancy levels.
Business Development Update
On May 19, 2008, we announced we had been awarded a contract by the Office of the Federal Detention Trustee (OFDT) to design, build and operate a new correctional facility located in Pahrump, Nevada, approximately 65 miles outside of Las Vegas, Nevada. Our new 1,072-bed Nevada Southern Detention Center is expected to house approximately 1,000 federal inmates and detainees from the United States Marshals Service as well as potential populations from U.S. Immigration and Customs Enforcement and the Federal Bureau of Prisons. The contract provides for a guarantee of up to 750 inmates or detainees and includes an initial term of five years with three five-year renewal options. Construction of our Nevada Southern Detention Center is expected to be completed during the fourth quarter of 2009, at an estimated cost of $83.5 million.
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CCA Second Quarter 2008 Financial Results

In May 2008, we notified the Bay County Commission of our intention to exercise our option to terminate the operational management contract for the 1,150-bed Bay County Jail and Annex in Panama City, Florida, effective October 9, 2008. The termination of the management contract is not expected to have a material effect on our results of operations.
In July 2008, construction of the first phase of our new 3,060-bed La Palma Correctional Center in Eloy, Arizona was completed and the first inmates from the state of California were received. The La Palma facility has a nine-phase build-out program, with the first 360 beds coming online at the beginning of July. Approximately every 30 days following, another 360 beds are projected to be completed, with overall project completion expected in the first quarter of 2009.
Facility Development Update
Facilities Currently Under Development or Expansion
Based upon our expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, we expect to complete the following expansion and development projects:

		Total Bed
		Capacity		Estimated
Facilities Under Expansion or	Additional	Following	Estimated	Total Cost	Potential
Development	Beds	Expansion	Completion	(in millions)	Customer(s)
Tallahatchie County Correctional Facility, Mississippi	128	2,672	Q3 2008	$8.0	California (1)
Cimarron Correctional Facility, Oklahoma	660	1,692	Q3 2008	40.0	Various States
Davis Correctional Facility, Oklahoma	660	1,670	Q3 2008	40.0	Various States
Adams County Correctional Center, Mississippi	2,232	2,232	Q4 2008	135.0	Federal or Various States
La Palma Correctional Center, Arizona	3,060	3,060	Q3 2008 -Q1 2009	205.0	California (1)
Trousdale Correctional Center, Tennessee	2,040	2,040	Q4 2009	143.0	Various States and Federal
Nevada Southern Detention Center, Nevada	1,072	1,072	Q4 2009	83.5	OFDT(1)

Total	9,852			$654.5

(1)	The management contract in place with the stated customer at this facility provides for a limited guaranteed inmate population.
In addition to the above listed projects, we continue to pursue additional development and expansion opportunities in order to satisfy increasing demand from existing and potential customers. We believe we have the ability to fund our current development activity with cash on hand, availability under our $450.0 million revolving credit facility, and cash generated from operations.
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CCA Second Quarter 2008 Financial Results

Expansions or Developments Completed During 2007 and During the First Half of 2008

	Additional
Expansions or New Facilities Completed	Beds	Completed	Customer(s)
2007
Citrus County Detention Facility, Florida	360	Q1 2007	Citrus County

Crossroads Correctional Center, Montana	96	Q1 2007	State of Montana and USMS

Saguaro Correctional Facility, Arizona	1,896	Q2 2007	State of Hawaii
Gadsden Correctional Institution, Florida	384	Q3 2007	State of Florida
Bay Correctional Facility, Florida	235	Q3 2007	State of Florida
Tallahatchie County Correctional Facility, Mississippi	720	Q4 2007	State of California
North Fork Correctional Facility, Oklahoma	960	Q4 2007	State of California

Total 2007 Additional Beds Completed	4,651

2008
Eden Detention Center, Texas	129	Q1 2008	BOP
Kit Carson Correctional Center, Colorado	720	Q1 2008	State of Colorado
Bent County Correctional Facility, Colorado	720	Q2 2008	State of Colorado
Leavenworth Detention Center, Kansas	266	Q2 2008	USMS
Tallahatchie County Correctional Facility, Mississippi	720	Q2 2008	State of California

Total 2008 Additional Beds Completed	2,555

Total	7,206

Guidance
We expect diluted earnings per share (“EPS”) for the third quarter of 2008 to be in the range of $0.29 to $0.31, and fourth quarter of 2008 to be in the range of $0.33 to $0.35, resulting in full year 2008 EPS to be in the range of $1.21 to $1.24.
Commenting on the outlook, Chairman and CEO John Ferguson said, “While we are excited about the growth prospects offered by our contract with the California Department of Corrections and Rehabilitation (“CDCR”), we have experienced delays in the intake of inmates under our contract, compared to our previous expectations. These delays have been necessary to ensure that we are in compliance with certain medical requirements as set forth by a federal medical receiver appointed to oversee the healthcare delivery within the California correctional system. Unfortunately, we have lowered our occupancy and revenue forecast for the remainder of 2008 primarily as a result of these delays. However, our relationship with the CDCR remains strong and the CDCR continues to express its intention to fully utilize all of the 8,132 beds available to it under our contract.”
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CCA Second Quarter 2008 Financial Results

During 2008, we expect to invest approximately $524.6 million in capital expenditures, consisting of approximately $479.8 million in prison construction and expansions that have been previously announced, $31.7 million in maintenance capital expenditures and $13.1 million in information technology. We also currently expect to pay approximately $50.0 million to $55.0 million in federal and state income taxes during 2008.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the second quarter of 2008. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the third quarter of 2008. Written materials used in the investor presentations will also be available on our website beginning on or about August 20, 2008. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) today, to discuss our second quarter 2008 financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available today at 2:00 p.m. eastern time through 11:59 p.m. eastern time on August 14, 2008, by dialing 888-203-1112, pass code 4072919.
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 42 company-owned facilities, with a total design capacity of approximately 81,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These
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CCA Second Quarter 2008 Financial Results

include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the timing of the opening of new facilities and the commencement of new management contracts as well as our ability to utilize current available beds and new capacity as development and expansion projects are completed; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; (v) changes in governmental policy and in legislation and regulation of the corrections and detention industry including, but not limited to, judicial challenges regarding the transfer of California inmates to out-of-state private correctional facilities; (vi) the availability of debt and equity financing on terms that are favorable to us; and (vii) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA Second Quarter 2008 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$14,287	$57,968
Accounts receivable, net of allowance of $3,750 and $3,914, respectively	246,618	241,722
Deferred tax assets	12,843	12,250
Prepaid expenses and other current assets	24,423	21,142
Assets held for sale	—	7,581

Total current assets	298,171	340,663

Property and equipment, net	2,370,892	2,086,980

Restricted cash	6,628	6,511
Investment in direct financing lease	13,975	14,503
Goodwill	13,672	13,672
Other assets	22,850	23,411

Total assets	$2,726,188	$2,485,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$244,370	$213,240
Income taxes payable	6,632	964
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	147	237

Total current liabilities	251,439	214,731

Long-term debt, net of current portion	1,085,532	975,677
Deferred tax liabilities	41,703	34,271
Other liabilities	39,018	39,086

Total liabilities	1,417,692	1,263,765

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 125,302 and 124,472 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,253	1,245
Additional paid-in capital	1,582,724	1,568,736
Retained deficit	(275,481)	(348,006)

Total stockholders’ equity	1,308,496	1,221,975

Total liabilities and stockholders’ equity	$2,726,188	$2,485,740

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CCA Second Quarter 2008 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
REVENUE:
Management and other	$398,407	$361,659	$785,974	$711,497
Rental	1,209	1,111	2,396	2,188

	399,616	362,770	788,370	713,685

EXPENSES:
Operating	283,201	259,239	560,499	508,369
General and administrative	19,803	18,817	39,356	36,135
Depreciation and amortization	22,176	18,928	43,588	37,198

	325,180	296,984	643,443	581,702

OPERATING INCOME	74,436	65,786	144,927	131,983

OTHER EXPENSES (INCOME):
Interest expense, net	13,934	13,655	27,584	27,589
Other (income) expenses	(91)	(70)	2	(81)

	13,843	13,585	27,586	27,508

INCOME BEFORE INCOME TAXES	60,593	52,201	117,341	104,475

Income tax expense	(23,066)	(19,599)	(44,816)	(39,303)

NET INCOME	$37,527	$32,602	$72,525	$65,172

EARNINGS PER SHARE:
Basic	$0.30	$0.27	$0.58	$0.53

Diluted	$0.30	$0.26	$0.57	$0.52

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CCA Second Quarter 2008 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Income before income taxes	$60,593	$52,201	$117,341	$104,475
Income taxes paid	(22,396)	(20,878)	(22,772)	(21,676)
Depreciation and amortization	22,176	18,928	43,588	37,198
Stock-based compensation reflected in G&A expenses	2,118	1,809	4,138	3,039
Amortization of debt costs and other non-cash interest	967	988	1,960	2,003
Maintenance and technology capital expenditures	(7,054)	(10,649)	(15,192)	(21,105)

Adjusted Free Cash Flow	$56,404	$42,399	$129,063	$103,934

CALCULATION OF EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net income	$37,527	$32,602	$72,525	$65,172
Interest expense, net	13,934	13,655	27,584	27,589
Depreciation and amortization	22,176	18,928	43,588	37,198
Income tax expense	23,066	19,599	44,816	39,303

EBITDA	$96,703	$84,784	$188,513	$169,262

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA). EBITDA is a useful supplemental measure of the performance of the Company’s correctional facilities because it does not take into account depreciation and amortization, tax provisions, or with respect to EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
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CCA Second Quarter 2008 Financial Results

The Company may make adjustments to GAAP net income, EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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